Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bank First National Corporation of our report dated August 15, 2018 relating to the consolidated financial statements of Bank First National Corporation and subsidiaries, appearing in the Registration Statement on Form 10-12B for the years ended December 31, 2017 and 2016.

/s/ Porter Keadle Moore, LLC

Atlanta, Georgia

February 28, 2019